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                                                                   EXHIBIT 10.11

                                    FORM OF
                             EMPLOYMENT AGREEMENT

     AGREEMENT made as of the execution date set forth below, by and between TELEGROUP, INC. ("Employer"), an Iowa corporation with offices at 2098 Nutmeg Avenue, Fairfield, Iowa 52556, and Ron Jackenthal ("Employee"), a resident of Virginia, residing at 1314 Park Garden Lane, Reston, Virginia 20194.

     1. EMPLOYMENT. The Employer hereby employs employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. TERM. Subject to the remaining terms of this Agreement, including but not limited to paragraphs 6 and 9, the Employment of the Employee hereunder shall commence as soon as possible hereafter the date hereof and terminate on the last day of April in the year 2000 (the "3-Year Period"); provided, however, that either party may, at any time, terminate this Agreement on thirty (30) days' notice to the other.

     3. DUTIES. During the term hereof, the Employee shall hold the office and perform the duties of Vice President of North American Carrier Sales of the Employer, subject to the Employee's responsibility to the Board of Directors of Employer.

     4.   COMPENSATION.

          (a) For all services rendered by him and for all covenants undertaken by the Employee pursuant to this Agreement, the Employer shall pay and the Employee shall accept performance-based compensation for each calendar month as set forth below in paragraph 4(b); provided, however, that during the term of this Agreement, the Employer guarantees that Employee shall earn not less than $300,000 per year (the "Guaranteed Compensation"). The Guaranteed Compensation shall be paid on a twice monthly basis (i.e., $12,500 shall be paid twice each month) at the times employees of the Employer are regularly paid their compensation, which is presently on the last day of the month and the 15th of each month.

          (b) The Employer shall pay the Employee the performance-based compensation set forth in this paragraph 4(b), reduced, however, by any Guaranteed Compensation paid to Employee pursuant to paragraph 4(a). If earned by the Employee, the performance-based compensation shall be paid each month on the 15th of the month (or on the first business day thereafter if the 15th shall be a weekend of holiday) with respect to the Contribution Dollars derived in the previous calendar month. The performance-based compensation shall be 15% (fifteen percent) of the Contribution Dollars, using the following definitions:

     Net Collections     The gross collections each month from all North
                         American switch-based carriers and switch-based
                         and switchless resellers ("Carrier Customers")
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                         for all wholesale carrier services provided by
                         Employer whether services are provided in North
                         America or elsewhere (including collections from all existing Carrier Customers), reduced by refunds.

     Base Sales Cost     The sum of the actual carrier charges to Employer for
                         the Net Collections, plus $.01 per minute.

     Program Budget      The sums of the monthly actual expenditures directly
                         allocable to the North American Carrier Sales office managed by Employee and the actual home office
                         Carrier Services Department expenditures reasonably allocable to the servicing of Carrier Customers, including but not necessarily limited to rent, postage, utilities, phone, personnel expenses, travel, entertainment, and promotion.

     Bad Debt Allowance  2% of the Net Collections for the first six months of this Agreement, then 1% thereafter subject, however, to reasonable increases or decreases at Telegroup's sole discretion after the first six months of this Agreement to reflect the actual bad debt recovery allocable to Carrier Customers, but in no event shall the Bad Debt Allowance exceed 3%.

   Contribution Dollars  Net Collections minus Base Sales Cost minus Program
                         Budget minus Bad Debt Allowance.

          (c) In the event carrier services are provided to Carrier Customers at Employer's international locations, Employee shall be compensated as set forth in paragraph 4(b) above, reduced, however, by any compensation or fees paid by Employer or its affiliates to Employer's or affiliates' foreign agents and/or employees provided that Employee shall only be paid for such services provided to Carrier Customers if the Carrier Customer's home office and center of decision-making is in North America. If the Carrier Customer's home office or center of decision-making in not in North America, any compensation payable to Employee shall be determined by Employer in good faith on a case by case basis taking into account Employee's contribution to generating such revenues.

     5.   BUDGET FOR SAN FRANCISCO OFFICE.

          (a) The Employer shall provide support for the Employee's duties hereunder by paying budget expenses and all other approved expenses for the San Francisco office in an amount determined to be appropriate by Employer and by providing reasonable support from Telegroup's home office in Iowa.
Employer shall, from time to time, in good faith consider adding carrier connection points to support Employee's sales efforts, but the decision to add

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such connection points shall be based on numerous factors, and is in the discretion of Employer. Initially, however, it is anticipated that two additional points-of-presence or connection points will be established in the Southeastern U.S. and the Midwest.

          (b) The expenses within the budgeted amount shall be paid by Employer, and be subject to Employer's approval. Such expenses shall include office rent, trade show participation, employee expenses of sales and support personnel working under Employee's supervision, and reasonable travel and entertainment. Subject to ongoing review and amendment by Employer, following the completion of a successful public offering by the Employer, it is contemplated that the budget will be approximately $1.0 million and that such budget will thereafter increase. However, the actual budget and expenses for the San Francisco office will be based on numerous factors, and are understood to be solely in the Employer's discretion. Employer shall use its reasonable efforts to make options to purchase up to 1,000 shares of common stock available to such key employees in the San Francisco office as are mutually determined by Employer and Employee, it being understood that the terms and conditions of such options shall be determined at the sole discretion of Employer.

          (c) Employer understands that the Employer's business of providing wholesale carrier services to Carrier Customers must be regulated by Employer in a manner to prevent excessive bad debts or excessive expenses attributable to the San Francisco office. Accordingly, from time to time, Employer may impose various restrictions on the contracts with Carrier Customers designed to minimize the occurrence of bad debts or various restrictions on the activities of the San Francisco office, and such restrictions may conflict with Employee's objective of increasing the Contribution Dollars. For purposes of creating a bad debt pool to cover any bad debts from existing Carrier Customers, the amount in the bad debt pool as of the date of commence of Employee's employment shall be equal to 2% of the total sales to Carrier Customers during the period of September 1, 1995 through April 30, 1997. This imputed bad debt pool plus the Bad Debt Allowance shall be applied to cover losses due to bad debt from Carrier Customers, present and future. Employee acknowledges that a bad debt experience in excess of the foregoing bad debt pool and Allowance are among the circumstances that would result in restrictions on the contracts of Carrier Customers to minimize the bad debt experience of Employer.

     6.   STOCK OPTIONS.

          (a) Employee is hereby granted the option to purchase an aggregate of 25,000 shares of Class B common stock of Employer. The exercise price for all options hereby granted is the fair market value, which the parties agree shall be as follows:

               (i)  In the event the effective date of the Employer's
"Initial Public Offering" (as defined below) occurs on or before December 31, 1997, the option price per share shall be equal to the Initial Public Offering price for the Employer's common stock.

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               (ii) In the event the effective date of the Employer's
Initial Public Offering occurs after December 31, 1997, Employee's option price shall be at a price per share equal to$93.75.

          (b) The options shall be automatically converted to options to purchase Class A common stock (voting common stock) upon the closing by the Employer of an initial public offering which results in no less than $10,000,000 in capital being raised by the Employer which shall be a gross amount prior to expense or commissions (such offering is hereby referred to as the "Initial Public Offering"). In the event options have been exercised by the Employee prior to the Initial Public Offering, Employee's shares of Class B common stock shall be automatically converted to Class A common stock. The Employer's options are more particularly described in this paragraph 6 (and all references herein to common stock shall mean the non-voting Class B common stock).

          (c)  The options shall vest as set forth below.

               (i) Employee's options with respect to 4,000 shares on common stock shall vest at the time Employee's employment hereunder shall commence.

               (ii) The Employee's options with respect to 21,000 shares shall vest according to the following schedule: 7,000 shares upon the completion of each year after the commencement of employment (using the first day of the month in which the employment commences as the beginning of the three-year term for these purposes).

               (iii) The Employee's employment hereunder shall be required to continue until the end of each year in question for the Employee's options to vest; provided, however, (x) in the event Employee terminates this Agreement within 90 days after the occurrence of an event that constitutes a "change of control," as defined in paragraph 9, all Employee's options shall immediately vest, and (y) in the event Employee terminates this Agreement at any time other than within 90 days after the occurrence of an event that constitutes a change of control, Employee's options that would have vested as of the end of the contract year shall vest pro rata to the end of the last full month of service by Employee prior to his notice of termination (and it shall not be necessary for the Employee to have ben continuously employed until the end of the year for the Employee's options for such year to vest), as a result of which if Employee would be entitled to 7,000 shares vesting upon the completion of the full year of employment at issue, in the event the notice of termination was in the middle of such year, 3,500 shares shall then vest, and all other options shall be null and void, and (z) in the event of the termination of the employment of the Employee by Employer without "cause," as defined in paragraph 9, the Employee's options that would have vested as of the end of the contract year shall vest pro rata as of the end of the last full month of service prior to the Employer's notice of termination and, in addition, Employee shall have vested an additional number of shares that would have vested in the 12 months after Employer's notice of termination (i.e.,

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7,000 additional shares).  By virtue of the provisions of paragraph
6(c)(iii)(z), in the event the Employer gives notice of termination without cause on October 31, 1997, the Employee shall have vested 14,500 shares, and all other options shall be null and void.

          (d) All the options issued hereunder, once vested, shall be required to be exercised within a period of ten years after vesting.

          (e) Attached hereto as Exhibit A is the Stock Option Agreement to be executed by Employer and Employee.

     7.   FRINGE BENEFITS.

          (a) The Employee will be entitled to participate in any disability, life, accident and health insurance plans which the Employer has in effect from time to time for the benefit of its employees.

          (b) Employee may, at his option, as an alternative to the prevention-oriented health programs offered by the Employer, enroll in a health program of his choice in California, the expenses of which shall be paid directly by Employer in an amount not to exceed $3,000 per year.

          (c) In the discretion of the Employer, Employee may participate in any profit sharing or bonus plan of Employer.

          (d) The Employer shall pay the reasonable moving expenses of the Employee relocating from Virginia to San Francisco, including but not limited to direct moving costs, storage, temporary living, temporary furniture rental, and travel between California and Virginia to facilitate sale of the Employee's Virginia residents; provided, however, the maximum payment under this paragraph 7(d), shall be $30,000.

         (e) Employee shall be reimbursed for the expenditures under paragraphs 7(b) and (d) upon submission to the Employer vouchers concerning the expenses incurred.

     8. VACATIONS. Employee shall be entitled to such reasonable vacations as he determines, provided that the same do not interfere with the performance by the Employee of his responsibilities hereunder. Without the approval of the Board of Directors of the Employer, the Employee shall not take more than 30 days vacation in any performance year during the term of this Agreement.

     9.   TERMINATION AND ITS EFFECTS.

          (a) TERMINATION BY EMPLOYER FOR CAUSE. In addition to the Employer's termination rights under paragraph 11, the Employer may terminate this Agreement for "cause," in which event all stock options that shall not have theretofore vested shall be null and void, and all obligations of Employer to pay compensation to Employee and to provide fringe benefits under

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this Agreement shall terminate effective as of the date of termination.
Termination for cause shall mean only one or more of the following:

               (i) Commission by the Employee of any fraudulent act in the course of his employment (other than any such acts of an insignificant nature);

               (ii) The conviction of a felony (from which, through lapse of time or otherwise, no successful appeal shall have been made) whether or not committed in the course of his employment by Employer;

               (iii) The willful refusal to carry out reasonable instructions of the Board of Directors of the Employer; provided, however, that the Employee may only be discharged under this paragraph 9(a)(iii) after he shall have been given 10 days' written notice setting forth his alleged deficiencies and the Employee shall not, within such 10-day period, have ceased or otherwise cured the activity or activities or omission constituting the grounds for termination; or

               (iv) The willful disclosure of any trade secrets or confidential information of the Employer to persons not authorized to know the same, or the use by the Employee for his personal benefit and not the benefit of the Employer of trade secrets or confidential corporate information of the Employer, or by the use by Employee on Employer's behalf of the trade secrets of any third party.

          (b) TERMINATION BY EMPLOYER WITHOUT CAUSE. The Employer may also terminate this Agreement without cause with the consequences set forth in this paragraph 9(b). In the event Employer terminates this Agreement without cause, as severance pay, Employee shall receive aggregate compensation equal to half the Guaranteed Compensation (i.e., $150,000), but no performance-based compensation, payable in a lump sum within 30 days after such termination.

          (c)  RESIGNATION BY EMPLOYEE.

               (i) Subject to paragraph 9(c)(ii), in the event the Employee terminates this Agreement for any reason other than a material breach by the Employer of the terms of this Agreement, the Employee shall receive no further compensation or fringe benefits after the effective date of his resignation.

               (ii) In the event the Employee terminates his employment with the Employer within 90 days after a "change of control" of the Employer, the Employee shall be entitled to severance pay in the amount of the Guaranteed Compensation (i.e., $300,000) but no performance-based compensation. Such sum shall be paid within 30 days after the effective date of the resignation of Employee. For purposes of this Agreement, a change of control shall mean any of the following events:

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                     (w) the merger or consolidation of the Employer with or
into another company other than under circumstances where the majority of the board of directors of the merged or consolidated entity following the merger or consolidation shall be persons who were directors of the Employer prior to the merger or consolidation,

                     (x) the sale of all or substantially all of the assets of the Employer to, any person not affiliated with the Employer prior to the events, or

                     (y) the sale of securities of the Employer in a single transaction, other than in a public offering, representing 51% or more of the total combined voting power of the Employer's then issued and outstanding stock if such securities are sold to any person or group of persons not affiliated with the Employer, or

                     (z) the approval by the stockholders of the Employer of any plan or proposal for liquidation or dissolution of the Employer.

          (d)  Notwithstanding anything to the contrary in paragraphs 9(b) or
(c), after the end of the 3-Year Period, no termination of this Agreement by the Employer or Employee for any reason shall result in any severance pay to Employee unless Employer and Employee shall have entered into a separate written agreement with respect to such severance compensation.

     10. INDEMNIFICATION. Subject to Employee's compliance with the Job Guidelines furnished to him, Employer hereby indemnifies Employee and agrees to hold him harmless to the maximum extent permissible by law from and against all claims made against him arising out of his activities or an employee or officer of Employer. In connection with any proceedings requiring indemnification hereunder of Employee, the Employer shall advance all reasonable expenses incurred by Employee in connection with such proceedings within 20 days after receipt by Employer of a statement from the Employee requesting such advance and reasonably evidencing the expenses incurred. Such statement shall include an undertaking by Employee to repay any such expenses if it shall ultimately be determined that the Employee was not entitled to be indemnified against such expenses. If the Employer disputes Employee's entitlement to advances hereunder, unless the Employee otherwise consents, Employer shall, at its expense, retain an independent counsel (meaning a law firm or member of a law firm who has not previously represented Employer or any of its directors or principal officers), and the Employer shall have the burden of proof of persuading the independent counsel, by clear and convincing evidence, that indemnification is not required, in order to avoid the advancement of expenses hereunder. The ruling of the independent counsel shall be binding on the issue of the advancement of expenses but shall have no bearing on the ultimate determination as to whether indemnification is required hereunder.

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     11.  ILLNESS OR DISABILITY OF EMPLOYEE.  If Employee is unable to perform services for the Employer for a continuous period of more than 120 days, the Employee shall be deemed to be permanently and totally disabled, whereupon Employer may terminate this Agreement upon not less than 30 days' written notice to the Employee. In the event of such termination, all of the employer's obligations hereunder will terminate as of the end of the 120-day period.

     12. DEATH OF EMPLOYEE. This Agreement will terminate immediately upon the death of the Employee. If Employee dies during the term of this Agreement, the Employer will pay to the Employee's estate the compensation that would otherwise be payable to the Employee through the end of the month of the Employee's death.

     13. EXPENSES. In addition to the compensation payable hereunder, the Employee shall be entitled to be reimbursed, upon submission of appropriate vouchers, for such reasonable out-of-pocket expenses as he may incur in the performance of duties contemplated hereby.

     14. DEVOTION TO BUSINESS. Employee shall devote substantially full time, attention and energies to the Employer's business during the period of his employment.

     15.  RESTRICTIVE COVENANTS, TRADE SECRETS, CERTAIN REPRESENTATIONS.

          (a) Employee agrees that he will not, during the term of this Agreement and for a period of one year thereafter, directly or indirectly, individually or on behalf of other persons, aid or endeavor to solicit or induce (i) then remaining employees of the Employer or its affiliates, or agents or coordinators, to leave their employment or independent contractor positions to accept employment or positions with another person or entity, or
(ii) carriers who are customers of Employer at some time during the term of this Agreement and are not during the term of this Agreement either (x) Carrier Customers, or (y) carrier customers with whom Employee's former Employer (Cable & Wireless) had a contractual relationship prior to this Agreement and with respect to whom Employee engaged in sales or solicitation activities on behalf of Cable & Wireless while a Cable & Wireless employee (hereinafter such customers are referred to as "Reserved Customers"), to purchase products or services provided by the Employer. By virtue of the foregoing, among those persons that Employee will not solicit business from during the one-year period after the termination of this Agreement are New T&T Hong Kong Limited and New World Telephone Limited.

          (b)(i) Employee agrees that he will not, during the term of this Agreement, or at any time thereafter, disclose to any unauthorized person, firm or corporation, or use (other than in Employer's business) any trade secrets or other confidential business information of the Employer or its affiliates. The Employee acknowledges and agrees that trade secrets and other confidential information constitute the Employer's sole and exclusive property. For purposes of this section, the term "trade secrets" refers to

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any information that is not generally known to persons engaged in a business similar to that conducted or contemplated by the Employer and includes, without limitation: customer lists, sales agent lists, coordinator lists, research and development data, financial records, operational manuals, software programs used in the Employer's business, business plans, and information about the Reserved Customers and their business activities (including but not limited to those business activities of New T&T Hong Kong Limited and New World Telephone Limited, and the personnel at such companies with whom Telegroup does business) which Employer utilizes in the course of its business or has utilized in developing its foreign business, including but not limited to, knowledge of the foreign markets, carrier settlement procedures, rates for services, and foreign government procedures, all of which trade secrets have been acquired and developed by Employer after the expenditure of significant time, effort, and money. Employee agrees to maintain such trade secrets in confidence both during and subsequent to the term of this Agreement irrespective of the reason for the termination of this Agreement.

               (ii) Notwithstanding the provisions of paragraph 15(b)(i) above, the term "trade secrets," shall not include information (A) which is or becomes readily available in public records or documents through a source not attributable by Employee; (B) which can be shown by Employee, by written documentation, to have been known by him prior to its disclosure to him by Employer; or (C) which Employee is required to disclose under applicable laws or regulations or in connection with judicial or administrative proceedings, provided that to the extent possible Employee shall notify Employer if compelled to disclose confidential information, prior to its disclosure, so as to permit Employer an opportunity to seek a protective order or other appropriate relief it deems prudent. Employee will return all documents and other tangible evidence related to the Employer's trade secrets and any confidential information on termination of the Employee's employment with or without cause. No breach or alleged breach of this Agreement by the Employer shall alter the obligations of the Employee set forth in this paragraph 15(b).

          (c) Employee represents that he is not a party to any written trade secrets, confidentiality, non-disclosure, or non-solicitation agreement with his current employer of any former employer, or any other agreement containing restrictive covenants applicable to employment.

     16. RIGHT TO INJUNCTIVE RELIEF AND OTHER REMEDIES. Employee agrees that the restrictions contained in paragraph 15 hereof are necessary for the protection of Employer and any breach thereof may cause Employer irreparable damage for which there may not be adequate remedy at law. Employee consents in the event of such breach to the issuance of an injunction in favor of Employer enjoining the breach of the aforesaid covenants by any Court of competent jurisdiction. Employee agrees that the rights of Employer to obtain an injunction shall not be considered a waiver of Employer's rights to assert any other remedy it may have at law or in equity.

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     17.  AUTOMATIC MODIFICATION.  If any provision of this Agreement shall be deemed to be invalid, it shall not affect the remaining provisions of this Agreement. In addition, if any provision of this Agreement shall be deemed to be invalid as it relates to the restrictive covenants in paragraph 15, such provision shall be modified automatically to provide for the maximum restriction on the Employee that is lawful as, for example, by decreasing the geographical area or duration of any such restriction.

     18. SUCCESSION. This Agreement shall extend to and be binding upon Employee and upon Employer, its successors and assigns.

     19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced, and as to the Employer, no waiver, modification or change shall be binding unless consented to in writing by Telegroup. This Agreement shall be governed by Iowa law.

     20. WAIVER OF BREACH. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

     21. NOTICES. All notices pursuant to this Agreement, shall be given by personal delivery, or registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other address as may hereafter be specified by notice in writing in the same manner by any party or parties.

     22. GOVERNING LAW AND VENUE. Employer's principal place of business is in Fairfield, Iowa. Employer would prefer that Employee relocate to Iowa, rather than San Francisco, but Employer has acceded to Employee's request that he be permitted to perform his principal activities from offices in California. In addition, Employer and Employee recognize that, among other things, Employee's activities shall be supervised from Iowa and supported by the home office activities in Iowa. As a result, this employment relationship and any dispute arising out of or relating to this Agreement shall be governed by Iowa law. Any dispute arising out of or relating to this Agreement or the relationship of the parties shall be resolved by arbitration in St. Louis, Missouri, in accordance with the Rules of the American Arbitration Association and its decision shall be final and binding. In any arbitration the prevailing party shall be entitled to all costs of arbitration including reasonable attorneys' fees.

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     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year set forth below.

                                        TELEGROUP, INC.



Execution date:                         By
                                          -----------------------------------

May __, 1997


                                        EMPLOYEE:


                                          -----------------------------------
                                          Ron Jackenthal

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